EXHIBIT 10.16
Garden State Securities Inc.

November 15, 2010

Brainy Acquisitions, Inc.
460 Brogdon Road, Suite #400
Suite 400
Suwanee, GA 30024
ATT:            Mr. John Benfield, Chief Executive Officer

Re: Advisory Services

Dear Mr. Benfield:

This letter confirms the engagement of Garden State Securities Inc., a FINRA member firm (“GSS”), as a non-exclusive financial advisor to Brainy Acquistions, Inc. and its subsidiaries and affiliates, including but not limited to any publicly traded entity that merges with Brainy Acquisitions, Inc. or purchases its assets (together, referred to as the “Company”) for a period of 6 months commencing upon the date of your acceptance of this letter.  In this regard, the parties agree to the following terms and conditions:

1.           Engagement.  The Company hereby engages and retains GSS as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as defined in Section 2.  GSS hereby accepts this engagement on the terms and conditions set forth in this Agreement.

2.           Services.  In connection with its engagement pursuant to this Agreement, GSS agrees to perform the following services for the Company:

A.           Advisory Services. As requested from time to time by the Company, GSS shall provide financial advisory services to the Company pertaining to the Company’s business affairs.  Without limiting the foregoing, GSS will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, GSS will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects.

B.           Business Combinations.  GSS will use its best efforts to coordinate the introduction of the Company to any corporation, company, institution, partnership, individual and any or all of their affiliates (the “Source(s)”) that may have an interest in pursuing some form of business combination with the Company and in analyzing, structuring, negotiating and effecting such a business combination.  In the event that the Company enters into a merger, acquisition, consolidation, reorganization, sale transaction, business combination, business arrangement, any joint venture, licensing agreement, or product sale or marketing distribution agreement  (the “Transaction”), with a Source(s) contacted by GSS, GSS shall be entitled to receive a fee in the same form of Consideration on the same terms over the same period (i.e. if GSS’s introduction results in a cash transaction, then GSS will be compensated in cash; if GSS’s introduction results in a stock transaction, then GSS will be compensated in stock) equal to 5% of the total value of the Transaction. For the purposes of this Letter Agreement, “Consideration” means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including without limitation, indebtedness for borrowed money, pension liabilities and guarantees), license fees, royalty fees, joint venture interests or other property, obligations or services, paid or payable by or to the Company directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction.  The value of such consideration shall be determined as follows:

1.
The value of securities, liabilities, obligations, property and services shall be the fair market value as reasonably determined by an independent third party to be mutually agreed upon by GSS and the Company.

2.	The value of indebtedness assumed, shall be the face amount.

If Consideration payable in a Transaction includes contingent payments to be calculated by references to uncertain future occurrences, such as future financial or business performance, then any fees of GSS’s relating to such consideration shall be payable at the earlier of (i) the receipt of such Consideration or (ii) the time that the amount of such Consideration can be determined.

The Company will not circumvent GSS and will not attempt to deal directly or indirectly through agents or representatives of the Company, with such Source(s) or investors without prior written consent of an officer of GSS.  If the Company were to enter into a Transaction within twenty-four (24) months from the time any Source(s) are contacted by GSS for the purpose of entering into a Transaction, the Company will pay to GSS a cash fee of 10% of the Consideration of the Transaction.

Nothing contained herein shall be deemed or construed as an agreement by GSS to issue any “fairness opinion” with respect to a Transaction. In the event that the Company desires GSS to issue a fairness opinion, the parties shall negotiate the terms of a separate agreement with respect thereto.

C.           GSS agrees to use its best efforts to make itself available to the Company’s officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of GSS.  Such availability will be subject to reasonable advance notice and mutually convenient scheduling.  In addition, GSS shall make its Investment Banking personnel available for telephone conferences with the Company’s principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

3.           Compensation.  As compensation for the services rendered by GSS to the Company pursuant to this Agreement and in addition to the expense allowance set forth in Section 4 (“Expenses”) below, the Company shall pay to GSS as set forth below:

Advisory Services:  Upon execution of this Agreement (or as soon as practicable thereafter), the Company shall issue shares of restricted common stock (“Stock”) pursuant to a Securities Purchase Agreement at a purchase price of $.001 per share, on the date hereof.  Upon execution of this Agreement (or as soon as practicable thereafter), the Company deliver to GSS, a total of 1,500,000 shares of the Stock purchased by GSS and certain GSS employees and affiliates of GSS, at $.001 per share based upon a total of 32.7 million fully diluted shares outstanding post forward stock split, which includes GSS’s Stock. The Company shall deliver to GSS and the Company’s transfer agent, legal opinion letters for GSS and for each designee, at the time that the Stock is eligible to be sold pursuant to SEC Rule 144, upon GSS’s request.

4.           Expenses.  In addition to the compensation in Section 4, “Compensation” above, The Company agrees to reimburse GSS, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by GSS in connection with its activities under this Agreement; provided, however, GSS shall not incur any expense in excess of $500 without the prior written consent of the Company.  These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GSS in fulfilling its duties under this Agreement.

5.           Right of First Refusal:  Other than with respect to securities issued or issuable to any officers, directors or consultants to the Company, GSS shall have an irrevocable right of first refusal for a period of 18 months from the date of execution of this Agreement to purchase for its account or to sell for the account of the Company, or any subsidiary of or successor to the Company, that the Company or any such subsidiary or successor may seek to sell through an underwriter, placement agent or broker-dealer whether pursuant to registration under the Act or otherwise, or any securities offered directly by the Company. The Company, any such subsidiary or successor will consult with GSS with regard to any such offering and will offer GSS the exclusive opportunity to purchase or sell any such securities on terms not more favorable to the Company, any such subsidiary or successor than it or they can secure elsewhere as presented by a bona fide written offer from a registered broker dealer firm or investor.  If GSS fails to accept such offer within 15 business days after the mailing of a notice containing all of the material terms of such offer (including a copy of an executed term sheet or letter of intent) by overnight courier sent to GSS, then GSS shall have no further claim or right, with the exception of any other rights detailed in this Agreement, with respect to the financing proposal contained in such notice. If, however, the terms of such proposal are subsequently modified in any material respect, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made.  GSS's failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.  The Company represents and warrants that there are presently no other rights of first refusal for future financing now outstanding.  In the event that the Company requests that GSS waive the provisions of this Section 4, GSS shall agree to such waiver provided that the Company pays GSS a fee of $250,000 as a liquidated damages fee.  This paragraph shall survive any termination of this Letter Agreement.

6.           Confidentiality and Non- Disclosure.  The Company is prepared to make available to GSS certain information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder.  As a condition to such information being furnished to GSS and its employees or agents, GSS agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to GSS or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.  The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by GSS, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to GSS, its employees or agents pursuant hereto.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by GSS, its employees or agents, or (ii) becomes available to GSS on a non-confidential basis from a source other than the Company (including without limitation any of the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the “Representatives”), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

GSS hereby agrees that GSS, its employees and agents shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that GSS, its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that GSS may make any disclosure of such information to which the Company give its prior written consent.

However, the Company will not provide GSS or any GSS affiliate with any material non-public information without prior written notice in which GSS will only accept receipt of such material non-public information after the signing of a separate non-disclosure agreement between the Company and GSS.

7.           Indemnification.  The Company agrees to indemnify GSS and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of the engagement of GSS pursuant to, and the performance by GSS of the services contemplated by, this Agreement and will reimburse any Indemnified party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.  If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and GSS, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to GSS under this Agreement.  The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not GSS or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. Notwithstanding anything to the contrary herein, no indemnification shall be provided for any loss that resulted primarily from such Indemnified Party’s gross negligence, bad faith or willful misconduct.

8.           Independent Contractor.  The Company acknowledges that GSS has been retained to act solely as a financial advisor to the Company.  In such capacity, GSS shall act as an independent contractor, and any duties of GSS arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.  GSS shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of  GSS and the Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. Each of the Company and GSS further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or GSS mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding.  In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

10.           Term and Termination.  This Agreement shall be effective upon its execution and shall remain in effect for     months from the date of acceptance by the Company.  Either the Company or GSS may terminate GSS’s engagement and responsibilities hereunder with a 30-day advance written notice at any time after     days from the date of the execution of this Agreement.  In addition, Section 5, “Right of First Refusal”, Section 7, “Indemnification,” Section 8, “Independent Contractor,” and Section 9, “Governing Law” shall survive any termination of this Agreement.

11.           Entire Agreement.  This Agreement contains the entire Agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto.  This Agreement may not be modified except in a writing signed by the parties.

12.           Assignment.    Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

13.           Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.           No Fiduciary Relationship. The Company acknowledges and agrees that: (i) this Agreement is an arm’s-length commercial transaction between the  Company and GSS; (ii) in connection therewith and with the process leading to  any subsequent transaction as referred to hereunder, including any offering of securities of the Company, GSS is not acting as a fiduciary of the  Company; (iii) GSS has not assumed any fiduciary responsibility in favor of the Company or any subscriber or investor with respect to any securities offering contemplated hereby or the process leading thereto, including any negotiation related to the pricing of any securities; and (iv) the Company has consulted its own legal and financial advisors to the extent it has deemed appropriate in connection with this Agreement..

15.           Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide GSS with a reasonable opportunity to review and comments upon any proposed filing.

Sincerely,

Garden State Securities Inc.

By:	/s/ Ernest Pellegrino
Name: Ernest Pellegrino
Title: Director of Corporate Finance

Agreed and Accepted:
Date: November 15, 2010

Brainy Acquisitions, Inc.

By: /s/ John Benfield
Name: Mr. John Benfield
Title: CEO, Brainy Acquisitions, Inc.

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